Exhibit 99.1

FOR RELEASE: MAY 21, 2009 at 7:00 a.m. ET

MF Global Reports Fourth Quarter and Fiscal Year 2009 Results

NEW YORK, May 21, 2009 – MF Global Ltd. (NYSE: MF), a leading intermediary offering customized solutions in global cash, derivatives and related markets, today reported financial results for the fourth quarter and fiscal year ended March 31, 2009.

Fourth Quarter and Year-End Highlights

•

Revenue, net of interest and transaction-based expenses (net revenue), was $256.7 million for the fourth quarter of 2009 versus $407.9 million for the same period last year; full year 2009 net revenues were $1,426.3 million versus $1,636.3 million in the prior year.

•

GAAP net loss was $111.7 million or $0.98 per diluted share for the fourth quarter compared to a net loss of $83.1 million or $0.69 per diluted share for the same period last year. GAAP net loss for the full year 2009 was $48.6 million or $0.57 per diluted share versus a net loss of $69.5 million or $0.60 per diluted share for the same period last year.

•	A non-cash expense of $82.0 million was recognized in the fourth quarter as a result of the company’s analysis of intangibles and goodwill impairment.

•

Adjusted net loss for the fourth quarter was $17.4 million or $0.05 per adjusted diluted share versus adjusted net income of $49.0 million or $0.39 per adjusted diluted share for the same period last year.[1]

•	Fourth quarter 2009 adjusted net loss includes restructuring costs of $13.6 million or $0.06 per share and a U.K. litigation net expense for $8.0 million or $0.03 per share.

•	Adjusted net income for the full year 2009 was $57.8 million or $0.47 per adjusted diluted share versus $199.8 million or $1.57 per adjusted diluted share for the prior year.

•

Errors and bad debt expense as a percentage of adjusted net revenue was 1.7 percent for the fourth quarter of 2009 and 2.1 percent for the full year 2009, generally within the company’s historical range.

[1]

Adjusted items are non-GAAP measures. The non-GAAP financial measures we use are (1) Adjusted net income, (2) Adjusted pre-tax income, (3) Adjusted net income per adjusted diluted common share, (4) Adjusted revenues, net of interest and transaction based expenses (5) Adjusted employee compensation and benefits excluding non-recurring IPO awards, and (6) Adjusted non-compensation expenses. Please see definitions of non-GAAP items in the tables at the end of this release.

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Tel 441-296-1274

“This has been a year of change and transformation for MF Global, and we believe our focus on continuous improvement has strongly positioned the company for the future,” said Bernard W. Dan, CEO of MF Global. “The governance model we instituted has strengthened our risk management function, increased the efficiency and flexibility of our operations and improved our allocation of capital, all of which will serve to introduce scale, enhance profitability and drive long-term growth.

“Similar to every other financial services company, we were tested by the difficult business environment including near-zero interest rate levels and global declines in volumes; however our diversified, predominately agency model continues to differentiate MF Global as we navigate the challenges of the macro environment.

“In recent months, we have increased our share of client assets and attracted some of the industry’s top talent to our company. We expect to leverage these positive developments to continue to build momentum with our clients, employees and shareholders alike.”

Fourth Quarter 2009 and Full Year Results

As of March 31, 2009, the company had $2.5 billion in long-term capital.2 Client payables at the end of March 2009 were $11.8 billion.

“In the last year, we significantly strengthened our company’s financial position,” said Randy MacDonald, chief financial officer, MF Global. “Our capital planning initiatives have been successful, and for the first time, MF Global does not have any short-term re-financing risk.

“We have reduced our balance sheet by approximately 40 percent in the last fifteen months, while also ensuring that MF Global’s regulatory capital and liquidity remained robust. As we work to execute our strategy and enhance our client offering globally, we remain committed to maintaining our financial discipline as well as our current risk profile.”

Revenue, net of interest and transaction-based expenses (net revenue), was $256.7 million in the fourth quarter, compared to net revenue of $407.9 million for the same period last year. Net revenue for the year ended March 31, 2009, was $1,426.3 million, versus $1,636.3 million for the same period last year.

GAAP net loss in the fourth quarter was $111.7 million, or $0.98 per diluted share, compared to a net loss of $83.1 million or $0.69 per diluted share in the prior year. MF Global reported GAAP net loss of $48.6 million, or $0.57 per diluted share, for the year ended March 31, 2009, versus a net loss of $69.5 million or $0.60 per diluted share for the same period last year.

Fourth quarter adjusted net loss was $17.4 million, or $0.05 per adjusted diluted share, compared to adjusted net income of $49.0 million, or $0.39 per adjusted diluted share for the same period in the prior year. Fourth quarter 2009 adjusted net loss includes restructuring costs of $13.6 million or $0.06 per share and a U.K. litigation net expense for $8.0 million or $0.03 per share.

[2]	Long-term capital includes all sources of debt and equity from the consolidated balance sheet which includes excess capital.

Adjusted net income for the year ended March 31, 2009, was $57.8 million, or $0.47 per adjusted diluted share, compared to net income of $199.8 million or $1.57 per adjusted diluted share for the same period last year.

Employee compensation and benefits (excluding non-recurring IPO awards) during the quarter totaled $153.6 million, or 59.8 percent of net revenue. Excluding severance costs of $9.9 million, employee compensation and benefits totaled $143.7 million or 56.0 percent of adjusted net revenue for the fourth quarter 2009.

Non-compensation expense for the quarter was $191.1 million. Adjusted non-compensation expense was $102.8 million for the fourth quarter 2009 versus $121.8 million for the same period last year. Excluding restructuring costs and a U.K. litigation net expense, non-compensation expense was $91.1 million.

A non-cash expense of $82.0 million was recognized in the fourth quarter of 2009, a result of the company’s analysis of intangibles and goodwill impairment. The non-cash impairment is a reflection of the impact of current economic conditions and the decline in the company’s market capitalization. It had no impact on operations and did not affect MF Global’s regulatory capital, cash or liquidity.

Errors and bad debts in the fourth quarter were 1.7 percent of adjusted net revenue. For the full year 2009, errors and bad debts were 2.1 percent of adjusted net revenue, generally within the company’s historical range.

Fourth Quarter 2009 and Full Year Business Metrics

Total fourth quarter 2009 exchange traded volumes were 386.2 million contracts versus 589.1 million for the same period last year. Total volumes for the year ended March 31, 2009, were 1,832.6 million contracts versus 2,082.7 million for the prior year.

Fourth quarter 2009 execution-only volumes were 113.7 million contracts compared to 155.7 million for the same period last year. Cleared volumes for the fourth quarter were 272.4 million contracts versus 433.4 million for the same period in the prior year.

Principal transactions for the fourth quarter totaled $45.3 million versus $23.8 million in the same period last year. Including net interest income from related financing transactions, aggregate adjusted revenue from principal transactions totaled $82.7 million in the fourth quarter 2009 compared to $110.3 million in the same period in the prior year.

Net revenue from the investment of client payables and excess cash, including net interest income and related principal transaction revenue, was $26.5 million compared to $81.4 million in the same period last year. The company’s net interest income was impacted by global interest rates which were near zero. Please see attached table for comparison periods.

Business Developments

Receivable from Man Group plc

MF Global has formally requested that Man Group plc, its largest shareholder and former parent company, make payment of $30 million that Man Group owes MF Global in connection with a recapitalization of MF Global’s balance sheet at the time of its IPO in 2007. Man Group has demanded arbitration and MF Global is exploring its options in that regard.

As a result of this unresolved claim, MF Global has reduced shareholders’ equity as reported at March 31, 2009 by approximately $30 million, and recorded a receivable from shareholder in equity for an offsetting amount. If the claim is successful, MF Global would expect to restore shareholders’ equity by the amount received from Man Group (if any), and if not successful would expect to write off the receivable by the corresponding amount and not to increase shareholders’ equity.

The reduction in shareholders’ equity does not affect MF Global’s earnings, income statement or cash position for any prior period. MF Global does not expect the resolution of the claim, whether favorable or not, to affect earnings or the income statement for the current or any future period, although any amounts recovered would increase the company’s cash position. While the company intends to pursue the claim vigorously, MF Global cannot assure that it will be successful.

Repayment of Term Loan Facility

The company reduced the size of its borrowings in April 2009 when it paid the entirety of a $240.0 million unsecured term loan facility ahead of its maturity date of July 2010. The company will incur approximately $9.7 million in the first quarter 2010 related to accelerated amortization of the issuance costs for this facility.

New Chief Investment Officer

In late April, John Shane joined MF Global as chief investment officer, responsible for overseeing the overall investment activities of the firm, working alongside the company’s Investment Committee.

Mr. Shane has more than 20 years of financial experience in trading and bank treasury, most recently as managing director in the Corporate Treasury Group at Merrill Lynch, overseeing Liquidity and Asset/Liability Management (ALM).

Geneva Office Opened

MF Global expanded its European presence this quarter with the opening of an office in Geneva, Switzerland. MF Global Suisse S.A. includes equities, futures and emissions as well as power product trading teams, providing services to a range of clients, including traditional funds, hedge funds and private banks.

Parabola Litigation

On May 6, 2009 a High Court Judge in the U.K. ruled that MF Global UK Ltd. was vicariously liable to pay damages and claimants’ costs to Parabola Investments Limited and

Aria Investments Limited. The company will seek to appeal the decision. As a result of the ruling, the company recorded a litigation accrual of $8.0 million in its income statement which is net of expected insurance proceeds during the fourth quarter of 2009.

Conference Call Information

MF Global will hold a conference call to discuss the quarter and full year 2009 results today at 8:00 a.m. EST. The call is open to the public.

Dial-in information

U.S./Canada: +1 866 312 9464

International: +1 706 643 0009

Passcode: 92453015

Listeners to the call should dial in approximately 10 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global Ltd. (NYSE: MF), is a leading intermediary offering customized solutions in global cash, derivatives and related markets. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base includes financial institutions, industrial groups, hedge funds and other asset managers as well as professional traders and private/retail clients. MF Global operates in 14 countries on more than 70 exchanges, providing access to some of the largest financial markets in the world and is the leader by volume on many of these markets. For more information, please visit www.mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is available on the Company’s website at www.mfglobal.com.

Investor Contact:
Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com

Media Contact:
Diana DeSocio	+1 212.589.6282 ddesocio@mfglobal.com

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Non-GAAP Financial Measures

In addition to our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures of our financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. The non-GAAP financial measures we use are (1) Adjusted net income, (2) Adjusted pre-tax income, (3) Adjusted net income per adjusted diluted common share, (4) Adjusted revenues, net of interest and transaction based expenses (5) Adjusted employee compensation and benefits excluding non-recurring IPO awards, and (6) Adjusted non-compensation expenses. These non-GAAP financial measures currently exclude certain of the following items which are found in our statement of operations (as indicated in the reconciliations below):

•	Refco integration costs

•	Exchange membership gains and losses

•	IPO-related costs

•	Tax liability from the Reorganization and Separation

•	Certain defined litigation settlement reimbursement and expense

•	Loss on extinguishment of debt

•	Stock compensation expense due to the accelerated vesting of predecessor Man Group awards

•	Stock compensation related to IPO awards

•	Impairment of intangibles and goodwill

•	Employee compensation related to the transfer of the UK defined benefit plan

•	Release of the deferred loss on the cash flow hedge from other comprehensive income/ (loss) to principal transactions

•	February 2008 broker related loss and associated costs, net of bonus reduction

•	USFE impairment loss

We do not believe that any of these items are representative of our future operating performance. Other than exchange membership gains and losses, these items reflect either costs that were incurred for specific reasons outside of normal operations or costs that relate to unusual events the company does not expect will reoccur in the short term.

In addition, we may consider whether other significant non-operating or unusual items that arise in the future should also be excluded in calculating the non-GAAP financial measures we use. The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

MF Global

Consolidated and Combined Statements of Operations

(Dollars in thousands, except share data)

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
Revenues
Execution only commissions	$75,078	$131,317	$381,118	$486,192
Cleared commissions	237,847	439,599	1,261,262	1,528,642
Principal transactions	45,308	23,793	287,652	281,912
Interest income	99,828	631,876	872,330	3,669,020
Other	12,208	13,044	112,095	54,081

Total revenues	470,269	1,239,629	2,914,457	6,019,847

Interest and transaction-based expenses:
Interest expense	28,118	504,865	495,131	3,165,247
Execution and clearing fees	125,335	247,786	741,003	927,369
Sales commissions	60,067	79,064	252,011	290,972

Total interest and transaction-based expenses	213,520	831,715	1,488,145	4,383,588

Revenues, net of interest and transaction-based expenses	256,749	407,914	1,426,312	1,636,259

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	153,640	200,329	796,191	896,694
Employee compensation related to non-recurring IPO awards	5,125	25,260	44,819	59,131
Communications and technology	30,546	31,371	122,611	118,732
Occupancy and equipment costs	11,236	9,340	44,830	35,622
Depreciation and amortization	15,551	15,784	57,841	54,820
Professional fees	21,358	26,436	90,367	74,576
General and other	24,339	41,961	100,614	108,334
PAAF legal settlement	—	—	—	76,814
Broker related loss	—	141,045	—	141,045
IPO-related costs	6,017	4,471	23,117	56,133
Impairment of intangibles and goodwill	82,028	—	82,028	—
Refco integration costs	—	279	727	2,709

Total other expenses	349,840	496,276	1,363,145	1,624,610

Gains/(loss) on exchange seats and shares	883	(3,962)	15,054	79,519
Loss on extinguishment of debt	—	—	—	18,268
Interest on borrowings	13,489	17,107	67,824	69,301

(Loss)/Income before provision for income taxes	(105,697)	(109,431)	10,397	3,599
Provision for income taxes	5,603	(26,967)	41,877	66,587
Minority interests in income of combined companies (net of tax)	(362)	641	976	4,871
Equity in earnings of unconsolidated companies (net of tax)	(737)	40	(16,154)	(1,683)

Net loss	$(111,675)	$(83,065)	$(48,610)	$(69,542)

Dividends declared on preferred stock	7,678	—	18,594	—
Cumulative and participating dividends	—	—	2,033	—

Net loss applicable to common share holders	$(119,353)	$(83,065)	$(69,237)	$(69,542)

Loss per share:
Basic	$(0.98)	$(0.69)	$(0.57)	$(0.60)
Diluted	$(0.98)	$(0.69)	$(0.57)	$(0.60)
Weighted average number of common shares outstanding:
Basic	122,322,445	120,030,708	121,183,447	115,027,797
Diluted	122,322,445	120,030,708	121,183,447	115,027,797

MF Global

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,
	2009	2008
Assets
Cash and cash equivalents	$639,183	$1,481,084
Restricted cash and segregated securities	9,670,494	12,047,009
Securities purchased under agreements to resell	12,902,670	13,022,376
Securities borrowed	8,624,906	4,649,172
Securities received as collateral	54,488	623,752
Securities owned, at fair value	3,605,908	7,380,290
Receivables:
Brokers, dealers and clearing organizations	2,473,341	7,085,652
Customers	415,532	2,367,461
Affiliates	95	716
Other	36,884	41,835
Memberships in exchanges, at cost	6,370	8,909
Furniture, equipment and leasehold improvements, net	62,717	54,911
Goodwill	—	74,145
Intangible assets, net	151,688	193,180
Other assets	192,361	224,379

TOTAL ASSETS	38,836,637	49,254,871

Liabilities and Shareholders' Equity
Short-term borrowings, including current portion of long-term borrowings	148,835	1,729,815
Securities sold under agreements to repurchase	14,271,698	18,638,033
Securities loaned	5,951,679	3,188,154
Obligation to return securities borrowed	54,488	623,752
Securities sold, not yet purchased, at fair value	2,884,591	1,869,039
Payables:
Brokers, dealers and clearing organizations	1,077,379	6,317,297
Customers	11,766,390	15,302,498
Affiliates	1,602	12,921
Accrued expenses and other liabilities	293,207	313,507
Long-term borrowings	945,000	—

TOTAL LIABILITIES	37,394,869	47,995,016

Commitments and contingencies
Preference shares, $1.00 par value per share
1,500,000 Series A Convertible, cumulative	96,167	—
1,500,000 Series B Convertible, non-cumulative	128,035	—
Minority interests in consolidated subsidiaries	12,773	10,830

SHAREHOLDERS' EQUITY
Common shares, $1.00 par value per share	120,723	119,647
Treasury shares	(97)	—
Receivable from shareholder	(29,779)	—
Additional paid-in capital	1,329,010	1,265,733
Accumulated other comprehensive (loss)/income (net of tax)	(24,015)	6,084
Accumulated deficit	(191,049)	(142,439)

SHAREHOLDERS' EQUITY	1,204,793	1,249,025

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$38,836,637	$49,254,871

GAAP Reconciliation

The table below reconciles pre-tax income (GAAP) to adjusted pre-tax income (non-GAAP) for the periods presented:

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
(Loss)/income before taxes (unadjusted)	$(105.7)	$(109.4)	$10.4	$3.6
Add: Refco integration costs	—	0.3	0.7	2.7
(Less)/Add: Exchange membership (gains)/losses	(0.9)	4.0	(15.1)	(79.5)
Add: IPO-related costs	6.0	4.4	23.1	56.1
(Less)/Add: Certain defined litigation (reimbursements)/settlements	—	—	(54.6)	76.8
Add: Loss on extinguishment of debt	—	—	—	18.3
Add: Stock compensation charge on vesting of predecessor awards	—	—	—	14.6
Add: Stock compensation charge on IPO awards	5.1	25.2	44.8	59.1
Add: Impairment of intangibles and goodwill	82.0	—	82.0
Add: Employee compensation related to transfer of UK defined benefit plan from Group	—	3.6	—	3.6
Add: Release of deferred loss on cash flow hedges from other comprehensive income to principal transactions	—	51.4	—	51.4
Add: Broker related loss and associated costs, net of bonus reduction	0.3	94.2	7.3	94.2

Adjusted pre-tax (loss)/income	$(13.2)	$73.7	$98.6	$300.9

The table below reconciles net loss (GAAP) to adjusted net (loss)/income (non-GAAP) (applying an assumed tax rate of 35% to the adjustments prior to the Reorganization and Separation), for the periods presented:

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Net loss (unadjusted)	$(111.7)	$(83.1)	$(48.6)	$(69.5)
Add: Refco integration costs	1.4	0.7	1.8	2.3
Less: Exchange membership gains	(0.5)	(4.2)	(8.6)	(52.7)
Add: IPO-related costs	2.4	9.5	19.5	46.6
Add/(Less): Tax from Reorganization and Separation	1.3	16.3	(0.8)	75.7
Add/(Less): Certain defined litigation settlements/(reimbursements)	0.3	0.6	(43.1)	46.1
Add: Loss on extinguishment of debt	—	0.1	—	10.8
Add: Stock compensation charge on vesting of predecessor awards	—	0.3	—	9.8
Add: Stock compensation charge on IPO awards	5.0	19.4	35.5	41.4
Add: Impairment of intangibles and goodwill	79.9		79.9
Add: Employee compensation related to transfer of UK defined benefit plan from Group	—	3.6	—	3.6
Add: Release of deferred loss on cash flow hedges from other comprehensive income to principal transactions	—	30.3	—	30.3
Add: Broker related loss and associated costs, net of bonus reduction	3.5	55.5	7.6	55.5
Add: USFE impairment loss	0.9	—	14.6	—

Adjusted net (loss)/income	$(17.4)	$49.0	$57.8	$199.8

Adjusted diluted (loss)/earnings per share	$(0.05)	$0.39	$0.47	$1.57

Adjusted diluted shares outstanding (in millions) (1)	173.3	127.0	159.8	127.0

(1)	We believe it is meaningful to investors to present adjusted net income per adjusted diluted common share. Common shares outstanding are adjusted at March 31, 2009 and 2008 to add back shares underlying restricted share units granted as part of the IPO Awards that are not considered dilutive under U.S. GAAP and therefore not included in diluted common shares outstanding. This calculation may be further adjusted in the future to reflect our grant of additional awards. In addition, common shares outstanding are also adjusted at March 31, 2009 to include the impact of Series A, Series B and convertible debt, on an if-converted basis such that for the three months and year ended March 31, 2009 our adjusted diluted shares outstanding are 173.3 million and 159.8 million, respectively. For the three months and year ended March 31, 2008, our adjusted diluted shares outstanding were 127.0 million. Since we expect to add back the expenses associated with these awards in determining our adjusted net income in future periods, we believe it is more meaningful to investors to calculate adjusted net income per common share based on adjusted diluted shares outstanding. We believe that this presentation is meaningful because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of these awards. For the three months ending March 31, 2009 common shares outstanding is adjusted for 4.6 million, 12.0 million, 14.4 million and 20.0 million, related to restricted share units, Series A, Series B and convertible debt, respectively. For the year ended March 31, 2009 common shares outstanding is adjusted for 4.6 million, 8.4 million, 11.0 million and 14.6 million, related to the restricted share units, Series A, Series B and convertible debt, respectively. For the three months and year ended March 31, 2008 common shares outstanding is adjusted for 7.0 million related to the restricted share units.

GAAP Reconciliation (continued)

The table below reconciles revenues, net of interest and transaction-based expenses, to adjusted revenues, net of interest and transaction-based expenses for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Revenues, net of interest and transaction-based expenses	$256.7	$407.9	$1,426.3	$1,636.3
Less: Litigation settlement reimbursement	—	—	(54.6)	—
Add: Release of deferred loss on cash flow hedges	—	51.4	—	51.4

Adjusted Revenues, Net of Interest and Transaction-Based Expenses	$256.7	$459.3	$1,371.7	$1,687.7

The table below reconciles employee compensation and benefits expense (excluding non-recurring IPO awards) to adjusted employee compensation and benefits (excluding non-recurring IPO awards) for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Employee compensation and benefits (excluding non-recurring IPO awards)	$153.6	$200.3	$796.2	$896.7
Less: Transfer of UK defined benefit pension plan	—	(3.6)	—	(3.6)
Less: Stock compensation charge on vesting of predecessor awards	—	—	—	(14.6)
Add: Compensation adjustment following broker related loss	—	50.0	—	50.0

Adjusted Employee Compensation and Benefits (excluding non-recurring IPO awards)	$153.6	$246.7	$796.2	$928.5

The table below reconciles total other expenses to adjusted non-compensation expenses for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Total other expenses	$349.8	$496.3	$1,363.1	$1,624.6
Less: Employee compensation and benefits (excluding non-recurring IPO awards)	(153.6)	(200.3)	(796.2)	(896.7)
Less: Employee compensation related to non-recurring IPO awards	(5.1)	(25.3)	(44.8)	(59.1)
Less: Refco integration costs	—	(0.3)	(0.7)	(2.7)
Less: IPO-related costs	(6.0)	(4.4)	(23.1)	(56.1)
Less: Impairment of intangibles and goodwill	(82.0)	—	(82.0)	—
Less: Legal settlements	—	—	—	(76.8)
Less: Broker related loss and associated costs	(0.3)	(144.2)	(7.3)	(144.2)

Adjusted Non-Compensation Expenses	$102.8	$121.8	$409.0	$389.0

Supplementary Data

The table below calculates Adjusted Principal Transactions Revenue for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Principal transactions	$45.3	$23.8	$287.7	$281.9
Release of deferred loss on cash flow hedges from other comprehensive income to principal transactions	—	51.4	—	51.4

Adjusted Principal Transactions Revenue	$45.3	$75.2	$287.7	$333.3
Net interest generated from principal transactions, related financing transactions and impact of equity swaps	37.4	35.1	150.2	94.7

Total Adjusted Principal Transactions Revenue	$82.7	$110.3	$437.9	$428.0

The table below provides an analysis of the components of Net Interest Income for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Net Interest generated from client payables and excess cash	$34.3	$91.9	$227.0	$409.1
Net interest generated from principal transactions, related financing transactions and impact of equity swaps	37.4	35.1	150.2	94.7

Total Net Interest Income	$71.7	$127.0	$377.2	$503.8

The table below calculates Net Revenues from Client Payables and Excess Cash for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(dollars in millions)
Net Interest generated from client payables and excess cash	$34.3	$91.9	$227.0	$409.1
Principal transactions revenues from investment of client payables	(7.8)	(10.5)	24.5	0.3

Total Net Revenues from Client Payables and Excess Cash	$26.5	$81.4	$251.5	$409.4

The table below presents volumes for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(contracts in millions)
Execution-only volumes	113.7	155.7	537.4	569.9
Cleared volumes	272.5	433.4	1,295.2	1,512.8

Total Exchange-Traded Futures and Options Volumes	386.2	589.1	1,832.6	2,082.7

The table below presents yield for the periods presented:

	Three months ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
Execution (1)	$0.56	$0.71	$0.58	$0.70
Cleared (1)	$0.41	$0.44	$0.41	$0.41

(1)	Excludes net commission and volume unrelated to exchange-traded derivative activities.